EXHIBIT 10.1

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (this “Agreement”) is entered into knowingly and voluntarily by and between Mark T. Lang (“Employee”) and Sturm, Ruger & Company, Inc. (the “Company”). Employee and the Company may be collectively referred to herein as “the Parties.”

RECITALS

A.       Employee is employed by the Company as Group Vice President; and

B.       Employee’s employment with the Company will end on December 31, 2017 (the “Separation Date”); and

C.       In order to facilitate a smooth and effective transition of Employee’s responsibilities, Employee will continue working for the Company in a consulting capacity from the date of signing this Agreement through the Separation Date (“Transition Period”) in accordance with the terms and conditions set forth below; and

D.       Company and Employee desire to set forth their respective rights and obligations during the Transition Period and subsequent 48-month severance period from January 1, 2018 through December 31, 2021 (“Severance Period”).

AGREEMENT

I.         Separation Arrangements

A.       Employee agrees to continue working for the Company in a consulting capacity as reasonably requested and required by the Company throughout the Transition Period. Throughout the Transition Period, Employee shall remain Group Vice President and continue to receive his current salary, compensation and benefits, subject to Company policies, plans and programs.

B.       In consideration of the performance by Employee of his obligations pursuant to this Agreement, the Company agrees to pay Employee a total of $450,000.00, to be paid on a monthly basis over forty-eight (48) months ($9,375.00 per month), less all applicable withholdings, including federal, state and local taxes. Such amounts shall be paid by payroll check on the same schedule as wages would have been paid if Employee had remained employed with the Company, starting with the first regularly scheduled pay period after the Separation Date. In addition, all medical, dental and vision plan coverage will be continued through the Severance Period in accordance with the plans in effect during the Severance Period and the terms and conditions of this Agreement.  Any unused vacation time will be paid as soon as practicable after the Separation Date. Coverage under COBRA will be available for eighteen (18) months following the Severance Period.

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C.        Employee shall be entitled to continue to contribute to the 401(k) Plan of the Company during the Transition Period and participate in the 401(k) plan thereafter in accordance with and subject to the terms and conditions of that plan.

D.       Employee shall be entitled to receive payment of bonuses accruing prior and up to the Separation Date, if any, under the Incentive Target Bonus and the Quarterly Profit Sharing Programs (“Bonus Programs”) in accordance with the terms of those Bonus Programs.

E.       Retention Restricted Stock Unit (“RSU”) awards issued to Employee prior to the Effective Date (as defined below) of this Agreement will continue to vest during the Severance Period and will be paid out in accordance with the terms and conditions of the individual Retention RSU award agreements and as outlined in the provided Summary of Outstanding RSU’s. Any Performance RSU award (or portion thereof) that vests on or before the Separation Date will be issued to Employee in accordance with the terms and conditions of the individual Performance RSU award agreement. Any Performance RSU award (or portion thereof) that does not vest on or before the Separation Date shall automatically be terminated on the Separation Date. Employee shall not be eligible to receive any additional RSU awards during the Transition or Severance Periods.

F.       The Company shall promptly process and pay all reasonable and customary business expenses incurred by Employee through the Transition Period and submitted by Employee to the Company for payment no later than fifteen (15) days after the Separation Date in accordance with the Company’s ordinary expense payment procedures.

G.       All payments due from the Company to the Employee pursuant to the terms of this Agreement (“Payments”) will be conditioned on Employee’s satisfactory performance of his obligations hereunder.

H.       Employee acknowledges and agrees that Employee is not entitled to, and shall not be entitled to, any compensation or benefit of any kind or description from the Company, or as a result of his employment by the Company, other than as set forth herein or as otherwise required by applicable law.

II.        REPRESENTATIONS AND WARRANTIES

Employee understands, acknowledges and agrees that:

•	Employee has the sole right and exclusive authority to execute this Agreement;
•	Employee signs this Agreement knowingly and voluntarily, in order to induce payments and benefits under this Agreement;
•	Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Agreement;
•	No other person or entity has or has had an interest in the claims, demands, obligations or causes of action referred to in this Agreement;
•	The payments and benefits under this Agreement that Employee will receive in exchange for signing this Agreement are in addition to anything of value to which Employee is already entitled;
•	The payments and benefits under this Agreement are the only consideration that Employee ever will receive from the Company or any Released Parties (as defined below) for any and all claims, demands, obligations or causes of action released hereunder;
•	This Agreement and its terms shall not be construed as an admission of any liability whatsoever on the part of the Company or any other Released Parties described in this Agreement.

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III.       RELEASE

A.       Employee, himself and his agents, heirs, executors, administrators, and assigns, hereby knowingly and voluntarily fully releases and forever discharges from any and all agreements, debts, claims, demands, actions, judgments, causes of action, and liabilities of every kind or nature, known or unknown, that Employee, individually or as a member of a class, ever had or now has, against the following, (referred to as the “Released Parties”):

•	Sturm, Ruger & Company, Inc.;
•	All affiliates, divisions, and subsidiaries of Sturm, Ruger & Company, Inc.;
•	All current or former owners, officers, directors, shareholders, members, employees, managers, agents, attorneys, partners and insurers of Sturm, Ruger & Company, Inc. and its affiliates, divisions, and subsidiaries; and
•	The predecessors, successors, and assigns of the above entities and individuals and the spouses, children, and family members of the individuals.

B.       Without limiting the generality of this Agreement, Employee acknowledges and agrees that, to the full extent permitted by law, this Agreement is intended to bar every claim, demand, and cause of action, including, without limitation, any and all claims arising under:

•	The federal Civil Rights Acts of 1866, 1871, 1964 and 1991 and all similar state civil rights statutes;
•	The Employee Retirement Income Security Act of 1974;
•	The Fair Labor Standards Act;
•	The Rehabilitation Act of 1973;
•	The Occupational Safety and Health Act;
•	The Health Insurance Portability and Accountability Act;
•	The Age Discrimination in Employment Act (including the amendments of the Older Workers Benefit Protection Act of 1990);
•	The Americans with Disabilities Act;
•	The National Labor Relations Act;
•	The Family and Medical Leave Act;
•	The Equal Pay Act;
•	The Worker Adjustment and Retraining Notification Act;
•	State wage payment statutes;
•	State workers’ compensation statutes;
•	Any statutes regarding the making and enforcing of contracts; and
•	All similar provisions under all other federal, state and local laws.

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C.       Without limiting the generality of this Agreement, Employee further acknowledges and agrees that this Agreement is intended to bar all equitable claims and all common law claims, including, without limitation, claims of or for:

•	Breach of an express or an implied contract;
•	Breach of the covenant of good faith and fair dealing;
•	Unpaid wages, salary, commissions, vacation or other employee benefits;
•	Unjust enrichment;
•	Negligent or intentional interference with contractual relations;
•	Negligent or intentional interference with prospective economic relations;
•	Estoppel;
•	Fraud;
•	Negligence;
•	Negligent or intentional misrepresentation;
•	Personal injury;
•	Slander;
•	Libel;
•	Defamation;
•	False light;
•	Injurious falsehood;
•	Invasion of privacy;
•	Violation of public policy;
•	Wrongful discharge;
•	Failure to hire;
•	Retaliatory discharge;
•	Constructive discharge;
•	Negligent or intentional infliction of emotional distress;
•	Negligent hiring, supervision or retention;
•	Loss of consortium; and
•	Any claims that may relate to drug and/or alcohol testing.

D.       Employee further understands, acknowledges and agrees that this Agreement is a general release, and that Employee further waives and assumes the risk of any and all claims which exist as of this date, including those of which Employee does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect Employee’s decision to sign this Agreement.

E.       Employee further understands, acknowledges and agrees that this Agreement waives any right Employee has to recover monetary damages in any lawsuit brought by Employee as well as in a lawsuit brought by the Equal Employment Opportunity Commission (EEOC) or any federal, state or local agency. Nothing herein shall prevent or prohibit Employee from filing a complaint or charge, or participating as a witness, in any matter before any federal, state or local agency (including, but not limited to, the Equal Employment Opportunity Commission); provided, however, that Employee agrees that he shall not seek, accept or receive any monetary damages or awards from any such proceeding. This Section III.E. does not limit Employee’s right to bring any claim, lawsuit, or complaint seeking to enforce the terms of this Agreement.

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F.       This Agreement shall not be interpreted to release or require the release of the Company or the Released Parties from any obligations under this Agreement, including:

•	Claims for Payments;
•	Claims for benefits under any Qualified Plans of the Company;
•	Claims for a bonus under the Bonus Programs. Employee’s right, if any, to any payment or bonus under the Bonus Programs shall be governed by the terms of the Bonus Programs; and
•	Claims for RSU awards.

IV.       REPRESENTATION OF UNDERSTANDING OF AGREEMENT

Employee acknowledges that Employee has had the opportunity to consult an attorney of Employee’s own choosing before entering into this Agreement. Employee represents and warrants that Employee has read all of the terms of this Agreement and that Employee fully understands and voluntarily accepts these terms. Employee further acknowledges and agrees that Employee has been given a reasonable period of time within which to consider this Agreement.

V.       FEDERAL AGE DISCRIMINATION CLAIMS

Employee understands and agrees that a waiver of claims under the Age Discrimination in Employment Act, as amended (29 U.S.C. § 621, et seq.) (the “ADEA”) is not effective unless it is “knowing and voluntary,” and that the ADEA imposes certain minimum requirements for a waiver to be knowing and voluntary. Employee acknowledges and agrees that Employee is knowingly and voluntarily giving up any rights or claims for relief Employee may have under the ADEA regarding the Company’s conduct or the conduct of any Released Parties. However, Employee acknowledges and agrees that Employee is not giving up the right to challenge the validity of this Agreement under the ADEA.

VI.      TIME TO CONSIDER AND CANCEL AGREEMENT; EFFECTIVE DATE

A.       Employee has twenty-one (21) days from the receipt of this Agreement to decide whether to sign it and is advised to consult with an attorney before doing so. Employee is not to sign this Agreement unless Employee understands its provisions and is doing so voluntarily.

B.       After Employee has signed this Agreement, Employee has seven (7) days to change his mind and notify the Company in writing that Employee has canceled this Agreement. If Employee so cancels this Agreement, this Agreement will be null and void, and will have no force or effect. Written notice of a cancellation of this Agreement must actually be received by the Company at the following address and within the time frame described above in order to be effective:

Sturm, Ruger & Company, Inc.

c/o Kevin B. Reid, Sr., Vice President, General Counsel and Corporate Secretary

One Lacey Place

Southport, CT 06890

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C.       This Agreement shall be signed and notarized no later than twenty-one (21) calendar days following Employee’s receipt of this Agreement. Further, this Agreement shall be delivered to the Company, c/o Kevin B. Reid, Sr., Vice President, General Counsel and Corporate Secretary, at One Lacey Place, Southport, CT 06890 within seven (7) days after Employee signs the Agreement.

D.       If Employee (1) signs, notarizes and delivers this Agreement within the time frame and in accordance with the provisions of Section VI.C.; and (2) does not cancel or revoke the Agreement within seven (7) days after Employee signs the Agreement, this Agreement shall become effective on the eighth day after Employee signed it (“Effective Date”).

E.       Employee understands that if he revokes this Agreement, it shall not be effective or enforceable and Employee will not receive any payment or benefit under this Agreement.

VII.       EMPLOYEE COVENANTS AND CONFIDENTIAL INFORMATION

As a result of Employee’s position with the Company as Group Vice President, Employee has had access to Confidential Information (defined below). Employee agrees that, given the scope of the Company’s business and the worldwide nature of the Company’s activities in the firearms market, Employee’s activities on behalf of the Company, the restrictions in Section VII regarding Confidential Information shall not be limited as to time or geographic scope. Employee has concluded that Employee will not be unduly financially impacted by agreeing to the restrictions in this Section VII and that they will not unduly limit Employee’s ability to earn a living or to meet Employee’s financial needs.

Employee agrees that the restrictions in this Section VII are the minimum necessary to provide the Company the protection to which it is entitled and that the restrictions in this Section VII are fair and reasonable given, among other things, the worldwide market for the Company’s products and technologies and the confidential and proprietary information of the Company to which Employee has had access while employed by the Company.

For these reasons, Employee and the Company agree as follows:

A.       Confidential Information and Intellectual Property.

1.	Confidential Information. Employee will not disclose, sell, use, or publish any Confidential Information. Employee’s obligations under this Section VII are continuing, except that Employee’s obligations with respect to specific Confidential Information will cease to the extent that the specific Confidential Information becomes available to the public, other than by Employee’s act or omission. Further, Employee represents that up to the date of signing this Agreement, Employee has not disclosed, sold, used, or published any Confidential Information in violation of any agreement governing such information.

2.	Assignment of Rights. Employee hereby assigns to the Company all of Employee’s right, title and interest in all Intellectual Property developed on Company property, or with Company materials, or with the assistance of Company employees. Employee acknowledges and agrees that all original works of authorship prepared by Employee, alone or with others, as part of Employee’s association with the Company are “work made for hire” under the copyright laws and are owned by the Company.

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B.       In the event Employee considers engaging in an activity involving Confidential Information or Intellectual Property that may violate Section VII of this Agreement, Employee must first notify the Company’s Legal Department in writing (via certified mail, return receipt requested) specifying any activities proposed to be conducted by Employee. If the Company fails to respond to such a request in writing within thirty (30) business days of actual receipt of notice, the Company shall be deemed to have determined that such activities would not violate this Section VII. The Company may also, in response to such a written request, in its discretion, give Employee written approval to engage in any activity or render any services that Employee is otherwise prevented by this Section VII from engaging in. Any such approval shall be limited to the specific request and approval and shall not operate as a waiver of any provision of this Section VII.

C.       Employee acknowledges and agrees that the Company would suffer irreparable harm as a result of Employee’s breach of any of the provisions of this Section VII, for which money damages alone could not compensate the Company. Employee therefore agrees that in an action to enforce the provisions of this Section VII, the Company shall be entitled to injunctive relief and the Company will not be limited to an action for damages.

D.       In any action to enforce the provisions of this Section VII, Employee consents to venue and jurisdiction in the State and Federal courts of the State of Arizona.

E.       Definitions. For purposes of this Section VII:

1.	“Confidential Information” means information disclosed to or obtained by Employee as a consequence of Employee’s association with the Company which is not generally known outside the Company. It also means information received in confidence by the Company from others. Confidential Information includes (but is not limited to) trade secrets, know-how, improvements, discoveries, designs, customer and supplier lists, business plans and strategies, forecasts, production schedules, budgets, cost information, financial information, formulae, processes, manufacturing equipment, compositions, computer programs, data bases, tapes and films relating to the Company’s business.

2.	“Copyright Works” means all materials for which copyright protection may be obtained by the Company.

3.	“Customer” means any and all persons and entities to whom the Company sells, offers for sale, provides or offers to provide any product or service, and “contact” means any oral or written communication or visit in connection with a business-related endeavor or event or for a business-related purpose.

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4.	“Intellectual Property” means Confidential Information, Inventions, Copyright Works, and any other property rights of a similar nature conceived by Employee, alone or with others, during Employee’s association with the Company which (a) are along the lines of the business, work or investigations of the Company at the time of conception; (b) result from or are suggested by any work which Employee has done or may do for or in association with the Company; (c) are developed, tested, investigated or improved either in part or entirely on time for which Employee was paid by the Company or using any resources of the Company; or (d) which are otherwise made known to Employee by the Company during Employee’s association with it, or which are disclosed to Employee by other persons or entities for the purpose of furthering their business relationships with the Company.

5.	“Invention” means any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how.

F.       Non-Competition. Employee covenants and agrees that during the Transition and Severance Periods (together, the “Restricted Period”), Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or any other form of business entity (each, a “Person”) (other than the Company or its subsidiaries), that engages in any Competitive Activities (as defined below) within the United States of America or any other jurisdiction in which the Company or its subsidiaries are engaged (or have committed plans to engage) in business during the term of Employee’s employment with, or engagement by (as applicable), the Company (the “Restricted Area”). Notwithstanding anything herein to the contrary, this Section shall not prevent Employee from continuing to serve on the Bond Arms Board of Directors provided that Bond Arms does not offer products that compete against products manufactured by the Company (including products that are contemplated by the Company provided such products were disclosed to Employee) prior to the Separation Date. It has been determined specifically that the Boberg pistol does not compete against products manufactured by the Company. This section also shall not prevent Employee from acquiring or holding as an investment securities of the Company or representing not more than three percent (3%) of the outstanding voting securities of any other publicly-held corporation. For purposes of this Agreement, “Competitive Activities” means any business activities involving, or related to the design, manufacture or sale (excluding retail sales to end users, but including sales at other levels in the distribution channel) of firearms or firearms parts or components (including, by way of example only, and without limitation, magazines, sights, stocks, and fire control components), but excluding firearms accessories ancillary to firearms ownership (including, by way of example only, and without limitation, holsters, gun bags, targets, sportswear, gun racks, and gun cleaning supplies).

G.       Non-Solicitation; Non-Interference. During the Restricted Period, Employee shall not, for his own account or for the account of any other Person (other than the Company or its subsidiaries), engage in Interfering Activities. For purposes of this Agreement, “Interfering Activities” means directly or indirectly (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or Person providing consulting services to, the Company or any of its subsidiaries to terminate such employment or consulting services; (ii) hiring any Person who was employed by the Company or any of its subsidiaries at any time during the six (6) month period preceding the date of such hiring; or (iii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, distributor, insurer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or its subsidiaries, or interfering with the relationship between any such customer, distributor, insurer, supplier, licensee or business relation and the Company or its subsidiaries. Notwithstanding the foregoing, this section shall not be violated by a general advertising not targeted at employees or consultants of the Company or its subsidiaries.

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VIII.      RETURN OF COMPANY PROPERTY

A.       Employee will return to the Company all of the Company’s property in his possession and/or control, including all documents (original and copies) relating in any way to the Company, Company credit cards, tools, equipment, keys, identification, software, computer access codes, disks and instructional manuals, and all other property prepared by, or for, or belonging to the Company. Employee shall not retain any copies, duplicates, reproductions or excerpts thereof.

B.       By signing this Release, Employee affirms that he (1) will surrender all Company property in his possession or control by the Separation Date or, (2) will seek in advance of the Separation Date permission from the Legal Department to extend the return of any such property which he is not able to return by the Separation Date.

C.       Employee must comply fully with this Section VIII before the Company is obligated to perform under Sections I.B. and I.D.

IX.       COOPERATION

Employee shall cooperate with the Company in effecting a smooth transition, and shall timely provide such information as the Company may reasonably request regarding operations and information within Employee’s purview throughout the Transition and Severance Periods.

Employee further agrees to reasonably cooperate with the Company and its attorneys both during and after the Transition and Severance Periods in connection with any litigation or other proceeding(s) arising out of or relating to matters with which Employee had direct knowledge of or was involved in prior to the Separation Date. Such cooperation shall include, but not be limited to, providing assistance to the Company’s counsel, experts and consultants and providing truthful testimony in pretrial or trial hearing proceedings. In the event the Employee’s cooperation is requested after the Separation Date, the Company will: (1) seek to minimize interruptions to Employee’s schedule; and (2) reimburse Employee for any and all reasonable, appropriate and documented out-of-pocket expenses associated with such cooperation.

X.        NON-DISPARAGEMENT

Employee shall not voluntarily make any negative statements orally or in writing about Employee’s employment with the Company, about the Company, or any of its employees or products, to anyone other than to the EEOC or any similar state agency, Employee’s immediate family, and Employee’s legal representatives or financial advisors. Nothing herein shall prevent Employee from testifying truthfully in a legal proceeding or governmental administrative proceeding. Employee may indicate on employment applications that Employee was employed by the Company, Employee’s duties, length of employment, and salary and may comply with Section VII without violating the terms of this non-disparagement clause. Similarly, no member of management of the Company shall disparage Employee. Any responses by the Company to employment references concerning Employee will be limited to dates of employment and position held.

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XI.       SEVERABILITY

In the event that any provision(s) of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of this Agreement shall continue in full force and effect.

XII.      BINDING EFFECT

This Agreement shall be binding upon and operate to the benefit of Employee, the Company, the Released Parties, and their successors and assigns. In the event of Employee’s death, all monetary Payments hereunder will continue to be made to the Employee’s Estate. In such event, all medical benefits shall terminate in accordance with the plan, though coverage under COBRA will be available for Employee’s eligible dependents.

XIII.     WAIVER

No waiver of any of the terms of this Agreement shall constitute a waiver of any other terms, whether or not similar, nor shall any waiver be a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. The Company or Employee may waive any provision of this Agreement intended for its/his benefit, but such waiver shall in no way excuse the other from the performance of any of its/his other obligations under this Agreement.

XIV.     GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to the principles of conflicts of law, except to the extent those laws are preempted by federal law.

XV.      SUBSEQUENT MODIFICATIONS

The terms of this Agreement may be altered or amended, in whole or in part, only upon the signed written agreement of all Parties to this Agreement. No oral agreement may modify any term of this Agreement.

XVI.     ENTIRE AGREEMENT

This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, promises, representations, negotiations, and understandings of the Parties, whether written or oral. There are no agreements of any nature whatsoever among the parties except as expressly stated herein.

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XVII.    ATTORNEYS’ FEES AND COSTS

This Section XVII shall not apply to any litigation arising out of a challenge to the validity of this Agreement under the ADEA, or any litigation in which the validity of this Agreement under the ADEA is an issue. In the event of litigation arising out of any other alleged breach of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees and costs.

Date: June 27, 2017	/S/ MARK T. LANG
Mark T. Lang

STATE OF ARIZONA

ss.

County of Yavapai

On this 27th day of June, 2017, before me personally appeared Mark T. Lang, to me known to be the person described herein and who executed the Transition Agreement and General Release and acknowledged that he executed the same as his free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/S/ SHERI L. SCOGGINS
Notary Public

My Commission Expires: March 12, 2019

Date: June 27, 2017	/S/ CHRISTOPHER J. KILLOY
Christopher J. Killoy
President and Chief Executive Officer
on behalf of Sturm, Ruger & Company, Inc.

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